Exhibit 11

LUNAR CORPORATION AND SUBSIDIARIES
Computation of Per-Share Earnings

                                    June 30, 1995  June 30, 1994  June 30, 1993
                                    -------------  -------------  -------------
Net income                            $6,701,262     $5,805,987     $5,182,224
                                      ==========     ==========     ==========
Weighted average shares outstanding    5,269,710      5,206,638      5,179,929

Effect of stock options calculated
  according to the treasury stock
  method                                 613,133        477,449        469,158
                                      ----------     ----------     ----------
Weighted average number of common and
  common equivalent shares outstanding 5,882,843      5,684,087      5,649,087
                                      ==========     ==========     ==========
Net income per common and common-
  equivalent share                         $1.14          $1.02          $0.92
                                           =====          =====          =====